Exhibit 10.82

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is dated and effective February 16, 2005 (the “Effective Date”), by and between RS Services of Connecticut, Inc., f/k/a GlobalNet Acquisition Corp., a Connecticut corporation with its principal place of business at Two Broadway, Hamden, Connecticut 06518-2697 (the “Company”), and Ronald Ray Sparks (the “Executive”)an individual residing at 7806 N. Highway 81, Duncan, Oklahoma 73533.

WHEREAS, the Executive was a shareholder of and operated a business known as R.S. Services, Inc., an Oklahoma corporation (“RS Services”).

WHEREAS, as of the Effective Date, RS Services merged into the Company, a wholly-owned subsidiary of Host America Corporation (“Host”), pursuant to that certain Agreement of Merger and Plan of Reorganization of even date (the “Merger Agreement”) whereby the Company was the surviving entity (the “Acquisition”).

WHEREAS, the Company would not have made the Acquisition unless the Executive entered into this Agreement.

WHEREAS, the Company desires to employ the Executive, and the Executive desires to accept such employment, upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the parties agree as follows:

1.

Position.  The Company hereby employs the Executive, and the Executive hereby accepts such employment, as President of the Company.   The Executive shall report directly to a designee of the Board of Directors of Host (the “Board”).  The Company shall provide the Executive with the office facilities and staff commensurate with his position to enable him to perform his duties hereunder.  In no event shall the Executive be required to relocate his residence from Stephens County, Oklahoma in order to perform his duties hereunder.

2.

Effective Date and Term of Agreement.  This Agreement shall take effect on the Effective Date specified above and shall continue thereafter in full force and effect for three (3) years, until the day and month in the year 2007 (the “Expiration Date”) that corresponds to the day and month of the Effective Date, unless earlier terminated or renewed as provided herein.  After the Expiration Date, unless this Agreement is renewed as set forth below, the Executive shall be considered an employee at will, and either party will be able to terminate the employment relationship at any time, for any legal reason or no reason, with or without notice, but the provisions of Section 8 hereof shall continue in full force and effect. The Expiration Date shall be automatically extended for successive periods of one year each (a “Renewal Period”), commencing on the Expiration Date and on each anniversary of the Expiration Date (the Expiration Date and each such anniversary, a “Renewal Date”), unless either party gives written notice to the other on or prior to the Termination Notice Date (as hereinafter defined) of its or his election not to so extend the term of this Agreement beyond the then scheduled expiration of the term.  As used herein, the term “Termination Notice Date” shall mean that date that is sixty (60) days prior to the next Renewal Date.

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3.

Title and Duties; Extent of Services.  The Executive shall promote the business and affairs of the Company as President.  The Executive shall perform such duties, and have such powers, authority, functions, duties and responsibilities for the Company, and/or corporations and other entities affiliated with the Company, as are commensurate and consistent with his employment in the position of President and as are directed by the designee of the Board.  The Executive shall devote his full efforts, time, attention and energies to the business and affairs of the Company and shall not be otherwise employed; provided, however, that nothing contained in this Agreement shall prohibit the Executive from engaging in other activities, whether for investment, family, recreation, civic, charity, or other purposes, including, without limitation, the ownership by Executive of a certain cement contracting company,  so long as those activities do not materially interfere with the ability of the Executive to carry out his duties and responsibilities hereunder. The Executive also shall have such additional duties and responsibilities as may be assigned to him by the Board and that are consistent with his position as President.  The President of the Company shall be the highest ranking officer of the Company, unless and until the Company is merged with or into an affiliate or subsidiary of Host in which event the Executive shall be the highest ranking officer of the RS Services division of such merged entity.

4.

No Conflict.  The Executive represents and warrants to the Company that he is not subject to any employment agreement, non-competition covenant, non-disclosure agreement or other agreement, covenant, understanding or restriction that would prohibit Executive from executing this Agreement and performing his duties and responsibilities hereunder, or that would in any manner, directly or indirectly limit or adversely affect the duties and responsibilities which may now or in the future be assigned to the Executive by the Company.

5.	Compensation and Benefits.

5.1

Salary.  Commencing as of the Effective Date, and continuing until December 31, 2004, the Company shall pay the Executive a salary at an annual rate of One Hundred Twenty Five Thousand Dollars ($125,000) (the “Salary”).  On at least an annual basis, commencing January 1, 2005, the Board shall review the Executive’s performance and may make increases, but not decreases, to the Salary.  At a minimum, however, the Salary shall be increased commencing effective January 1, 2005 to $137,500 for the calendar year 2005.  The Salary shall be paid in accordance with the Host’s payroll practices in effect at the time of payment, but no less frequently than monthly.

5.2

Health Insurance and Other Benefits.  The Executive shall be entitled to receive benefits on the same terms and conditions provided to other officers of Host Companies including, as applicable, health insurance, life insurance, disability insurance, if provided, Section 401(k) plan, retirement benefits, if provided, and any other benefits that are generally made available to Host Companies officers which will be provided to the Executive on the same terms and conditions provided to other officers of the Host Companies.

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5.3

Vacation; Holiday Pay; Sick Pay.  The Executive shall be entitled to three (3) weeks of vacation per year for calendar years 2005 and 2006, and four (4) weeks per year for each calendar year thereafter, during which time his compensation shall be paid in full, and any unused vacation shall not accrue from year to year.  For the remainder of calendar year 2004, the Executive shall be entitled to seven (7) days of such vacation pay.  No monetary equivalent will be allowed in lieu of actual vacations days.  In addition to vacation days, the Executive shall not be required to work, but shall be paid for, all days that the Company and/or Host customarily recognize as holidays.  The Executive shall be entitled to one (1) week of sick pay each calendar year.

5.4

Expense Reimbursement.  The Executive will be provided with a company credit card.  The Executive may incur reasonable travel and other expenses in connection with the promotion of the Company’s business. The Executive shall provide the Company receipts of all charges and the business to which they relate.  If the Company believes any charges do not qualify under this provision, then the Company shall send to the Executive a written statement of the charges and the reasons the Company believes such charges are not expenses related to the Company’s business. The Company shall directly pay or shall promptly reimburse the Executive for such other reasonable expenses upon presentation by the Executive of statements, vouchers, records, and/or such other supporting documentation as the Company may reasonably request.

5.5

Within 180 days from the date hereof, the Company and the Executive shall agree on an incentive/ bonus compensation plan for the Executive, which shall be reasonably acceptable to each of the Executive and the Company.

	5.6	Intentionally Omitted.

5.7

Term Life Insurance Policies.  The Company recognizes that the Executive owns two twenty-year term life insurance policies as described in the attached Schedule A with death benefits payable in the amounts of $300,000 and $500,000, respectively (the “Life Insurance Policies”).  The Life Insurance Policies provide for level annual premiums as described in the attached Schedule A for the remainder of the terms.  In addition to any life insurance that is provided under Section 5.2 above, the Company agrees to timely pay all premiums on the Life Insurance Policies for the remaining terms thereof.  The Executive shall have the sole discretion to name and change from time to time the beneficiary(ies) under the Life Insurance Policies.

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5.8

Other Benefits.  The Company shall provide the Executive with such other executive benefits as are afforded to similar situated officers of the Host Companies and the Executive shall be entitled to participate in all other Host and/or Host Companies-wide employee benefits as are available from time to time excluding so called “golden parachute” payments unless generally offered to senior executives of the Host Companies, excluding the senior executives of Host.

5.9

Automobile.  The Company shall provide the Executive with an automobile allowance of $850 per month.  With respect to such automobile, the Company shall be responsible for all insurance, taxes, title, maintenance and repairs, with the exception that the Executive shall pay for routine maintenance (such as oil changes).  The automobile shall be of a class consistent with past automobiles used by the Executive while an employee of RS Services.

6.	Additional Compensation.

	6.1	Stock Options, Commissions and Bonuses.

(a)

As an additional incentive for the Executive signing this Agreement and the proper performance of all of his obligations and duties hereunder, Host will award the Executive incentive stock options to purchase 18,000 shares of Host’s common stock.  Such incentive stock options shall be granted under Host’s 2003 Stock Option Plan (the “Plan”).  Such options shall be granted as of the Effective Date but shall only be fully vested (and exercisable by Executive) at the conclusion of the first year after the date hereof; provided, however, that in the event the Executive’s employment is terminated either (i) by the Company without cause, or (ii) under Sections 7.1(c) or 7.1(d), such options shall immediately vest.  The exercise price of the stock options shall be the fair market value of Host’s common stock as determined under Article 2, Section I(A)(2)of the Plan.  Host shall promptly cause any Host common stock issued as a result of the exercise of such options to be approved for listing on the Nasdaq Small Cap Market, subject to official notice of issuance.

(b)

The Executive shall be entitled to participate in all Host stock option plans and/or to receive bonuses or incentive compensation under the conditions and circumstances as determined by the Board at its discretion so long as the Executive is treated similarly to other similarly situated executives of the Company or the Host Companies.

7.	Termination.

	7.1	Termination Rights of the Parties.

(a)

Voluntary Termination by the Executive. The Executive may terminate his employment for any reason whatsoever at any time by giving thirty (30) days’ prior written notice of such termination, whereupon such employment shall terminate on the earlier of (i) the 30th day following the date on which such notice is given or (ii) any date prior to the 30th day that is specified by the Company by written notice to the Executive.

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(b)

Involuntary Termination by the Company for Cause . The Company may terminate the Executive’s employment for Cause, as defined in this subsection.  For purposes of this Agreement, the term “Cause” shall mean (i) any willful or grossly negligent misconduct by the Executive that materially injures the Company or Host or any of its or their subsidiaries or affiliates (collectively, the “Host Companies”);  (ii) the Executive's willful refusal to comply with the Company’s or Host’s rules or policies (which rules or policies must be reasonably and consistently applied to all similarly situated employees of the Company and the Host Companies) or to comply with a reasonable written directive from the designee of the Board consistent with the Executive’s position;  (iii) any material breach of this Agreement by the Executive that is not cured by the Executive within thirty (30) days after receiving written notice thereof from the Company unless such breach or if such breach can have an immediate material adverse affect on the Company, in which event contemporaneous written notice shall be provided by the Company and notice thereof have previously occurred; (iv) any act of dishonesty in the Executive’s relations with the Company or the Host Companies or any of its directors, employees, or customers that materially injures the Company or the Host Companies; (v) any act by the Executive of larceny, embezzlement, conversion or similar act involving the misappropriation of Company funds in the course of the Executive’s employment; or (vi) a conviction by the Executive of, or plea of guilty or no contest to, any felony.

The Company shall provide the Executive with written notice specifying the Cause(s). Any termination of the Executive’s employment for Cause pursuant to this section shall be effective immediately upon the Executive’s receipt of the Company’s written notice of termination except as set forth in (iii) above.  Should the Executive wish to challenge his termination by invoking the arbitration provisions, he must provide written notice of his request for arbitration within 30 calendar days after the effective date of termination.

(c)

Termination by Death or Disability . The Executive’s employment shall terminate (i) immediately upon the Executive’s death or (ii) upon receipt of written notice from the Company following a determination of Disability (as defined below).  For purposes of this Agreement, the term “Disability” shall mean an inability to perform the essential functions of the Executive’s position, provided the Executive has been given reasonable accommodation, for a period of more than six (6) consecutive months.  A determination of Disability shall be made by a physician or other medical provider satisfactory to both the Company and the Executive.

(d)

Termination by the Executive for Good Reason.  The Executive shall have the right to terminate this Agreement for Good Reason, as defined below.  For purposes of this Agreement, the phrase “Good Reason” shall mean (i) the Company or Host breaches any provision of this Agreement other than under Section 5.1 or 5.2 and fails to cure such breach within thirty (30) days after receiving written notice thereof from the Executive unless such breach and notice thereof have previously occurred; (ii) any

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event of bankruptcy or insolvency in respect of the Company or Host; ((iii) the Company breaches any of the provisions under Section 5.1 or 5.2;  or (iv) the Company or Host breaches its obligations under Sections 2 (Post Closing Shares), 3 (Adjustment to the Merger Consideration),  6 (Post Closing Adjustments) or 18 (Rule 144 Reporting) of the Merger Agreement and fails to cure such breach within thirty (30) days after receiving written notice thereof from the Executive unless such breach and notice thereof have previously occurred.

(e) Termination Date. The effective date of any termination of the Executive’s employment is hereinafter referred to as the “Termination Date.”

	7.2	Executive’s Right to Compensation Following Termination; Severance Benefits.

(a)

Severance Benefit – Executive’s Voluntary Termination, Death or Certain Other Terminations.  Upon the Executive’s voluntary termination of employment, termination of the Executive’s employment on account of his death, termination by agreement of the parties, or in any other termination by either the Company or the Executive except as specified in Sections 7.2(b) or (c) below, the Company shall (1) pay to the Executive all Salary accrued by the Executive through the Termination Date, (2) pay to the Executive any accrued but previously unpaid bonuses, and (3) pay or make available to the Executive all other benefits accrued by or reimbursable to the Executive through the Termination Date pursuant to Section 5, all in the manner and at the times provided in Section 5.  Any payments due or benefits owed to the Executive by the Company under this Section 7.2(a) shall be paid or made available by the Company to the Executive’s legal representative or heirs, as the case may be, upon the Executive’s death.

(b)

Severance Benefit – Termination by Company Without Cause or by the Executive for Good Reason.  Upon the Company’s termination of the Executive without Cause or the Executive’s termination for Good Reason, the Company shall continue to pay to the Executive all Salary which would have been paid to the Executive through the Expiration Date of this Agreement.  In addition, the Executive shall be paid all accrued but previously unpaid bonuses, and continue to pay and provide for benefits as set forth in Section 5.2. of this Agreement for such period.

(c)

Severance Benefit – Termination by the Company because of Disability. Upon termination of the Executive’s employment because of a Disability, and provided that the Executive has worked at least one full year for the Company and unless the Company has provided the Executive with Long Term Disability income protection insurance (“LTD”) in an amount equal to that provided to other similarly situated executives of the Host Companies, the Company shall provide a “Severance Benefit” by (1)

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continuing to pay to the Executive the Salary for one (1) year after the Termination Date, in the manner and at the time provided in Section 5.1 hereof and (2) continuing to pay and provide for all benefits set forth in Section 5.2 for one (1) year after the Termination Date, at the same levels of coverage and other terms and conditions that were in effect immediately prior to the Termination Date.    If the Company does provide the Executive with LTD, the Executive shall be entitled to the benefits under 7.2(a) above only. Any payments of Salary to which Executive is entitled under this section will be paid out in payments on a weekly basis.  Upon the termination of the Executive’s employment because of a Disability if the Executive has not worked at least one full year, then the Executive shall be entitled to the Severance Benefit under this paragraph but for a period of one (1) year after the Termination Date.

(d) Severance Benefit – Termination by the Company for Cause. There shall be no Severance Benefit in the event of termination by the Company for Cause.

7.3

Mitigation.  The Executive shall be under no obligation to mitigate the amount of any severance payments provided for in Section 7.2 or to seek other employment following any termination of employment hereunder, and any amounts he may earn in other employment shall not reduce or offset the severance payments or other amounts due hereunder.

7.4

Offset.  The Company shall be entitled to withhold or deduct from compensation  payable by the Company to the Executive under this Agreement, including the Severance Benefit, but only for loans not repaid by the Executive before the Termination Date; for the fair market value of Company equipment or property in the Executive’s possession required to be returned but not returned to the Company upon its request; or for financial shortages due to any act of larceny, embezzlement, or conversion or any other similar act involving the misappropriation of Company funds in the course of the Executive’s employment.

8.	Covenants of Confidentiality, Non-Competition and Non-Solicitation.

8.1

Confidentiality.  The Executive will occupy a position of trust and confidence with the Company.  The Executive acknowledges that during his employment with the Company hereunder, the Executive will obtain and the Company will disclose to him and he will learn the confidential affairs and proprietary information of the Company and its subsidiaries and affiliates, and the Host Companies, including but not limited to GlobalNet Energy Investors, Inc., EnergyNSync, and KWM Electronics, that have been developed or acquired by the Company and that are developed by and belong to the Company, including, without limitation, the following information (collectively, the “Confidential Information”):  (i) any and all trade secrets concerning the business and affairs of RS Services and/or the Company and its subsidiaries and affiliates including, without limitation, product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past,

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current and planned research and development, past, current and planned manufacturing and distribution methods and processes, acquisition opportunities, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures and architectures, and any other information, however documented, of the Company and its subsidiaries and affiliates that is a trade secret; (ii) any and all information concerning the business and affairs of the Company and its subsidiaries and affiliates (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials), however documented; and (iii) any and all notes, analysis, compilations, studies, summaries, and other material prepared by or for the Company and its subsidiaries and affiliates or containing or based, in whole or in part, on any information included in the foregoing.  The Executive further acknowledges that the Company would not hire the Executive or disclose the Confidential Information to the Executive without the promises made by the Executive in this Section 8.

In light of the foregoing, Executive agrees:

(a)

During the term hereof and for a period of three (3) years after the termination of this Agreement, to keep secret all Confidential Information of the Company and of any subsidiaries and affiliates of the Company, and not to disclose such information to anyone outside of the Company or its subsidiaries or affiliates, or otherwise use such information or his knowledge of it for his own benefit or for the benefit of any third party, whether the Executive has such information in his memory or embodied in writing or other physical form, including, without limitation, use of the trade secrets, trade names or trademarks of the Company, except with the Company’s prior written consent; and

(b)

To deliver promptly to the Company at the termination of this Agreement, or at any reasonable time thereafter that the Company may request, all memoranda, notices, records, reports and other documents (and all copies thereof) relating to the business of the Company or any of its subsidiaries or affiliates, including, but not limited to, Confidential Information, which he may then possess or have under his control.

Notwithstanding any of the foregoing, the term “Confidential Information” does not include information which (i) is or becomes generally available to the public other than as a result of any improper disclosure by the Executive or (ii) the Executive is compelled to disclose by judicial or administrative process or provided, that in the case of any such requirement or purported requirement the Executive shall provide written notice to the Company prior to producing such information, which notice shall be given at as soon as practicable, and if possible at least ten (10) days prior to the producing such information, so that the Company

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may seek a protective order or other appropriate remedy.  Furthermore, nothing in this Agreement shall prohibit the Executive from disclosing any Confidential Information as is necessary or advisable in connection with any litigation, arbitration or mediation against the Company or Host.

The provisions of this Section 8.1 shall not apply in the event that the Company terminates the Executive’s employment without Cause or the Executive terminates his employment for Good Reason.

8.2

Competitive Activities.  The Executive expressly recognizes and acknowledges that the terms and condition of this Section 8.2 are reasonable as to time, area, and scope of restricted activity, are necessary to protect the legitimate interests of the Company, and are not unduly burdensome to the Executive.  Further, the Executive acknowledges that engaging in such activity would violate the fiduciary duty that the Executive owes to the Company during his employment by the Company.  For a period (the “Restricted Period”) commencing on the Effective Date and ending on the three (3) year anniversary of the Executive’s termination of employment, unless the termination was by the Company without Cause or by the Executive for Good Reason, the Executive shall not, directly or indirectly (whether for compensation or otherwise), alone or as officer, director, stockholder, member, partner, associate, employee, agent, joint venturer, lender, principal, trustee, salesman or consultant, engage or invest in, own, manage, operate, finance or control, or participate in the ownership, management, operation, financing, or control of, or be employed by, associated with, consult with or in any manner be connected with, lend the Executive’s name or credit to, or provide consulting services, financial resources or advice to, or in any other manner provide assistance to, any Person (as hereinafter defined), that is engaged or plans to engage in business in competition with the Company, including those activities reflecting a reasonable extension of the Company’s line or lines of business as of the date hereof or any time during the term of Executive’s employment with the Company (collectively the “Restricted Activity”).  The Executive acknowledges that the Company, prior to the Effective Date, has conducted business in the entire continental United States and consequently, the Executive shall not engage in the Restricted Activity, in the continental United States.  However, nothing in this Section 8.2 shall prevent the Executive from owning less than five percent (5%) of the outstanding securities of any publicly traded entity.  Furthermore, nothing in this Section 8.2 shall prohibit, regardless of the reason of the Executive’s termination, the Executive from engaging in any manner in the electrical contracting services business so long as such business is not competitive with the energy/technology business of the Company.

The restrictions in this Section 8.2 shall not apply in the event that the Company terminates the Executive's employment without Cause or the Executive terminates his employment for Good Reason.

For purposes of this Agreement, the term “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or government body.

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8.3

No Soliciting of Customers.  The Executive agrees that during the Executive’s employment by the Company, and for a period of three (3) years after termination for any reason (the “Restricted Period”), he shall not solicit, interfere with, influence or endeavor to entice customers or suppliers of the Company or its present or future subsidiaries or affiliates, in any manner, either directly or indirectly, to divert their business to any Person and/or away from the Company.  The Company and the Executive acknowledge and agree that the Executive’s engaging in the solicitation of customers prohibited hereunder may disrupt, damage or impair the business of the Company and its present or future subsidiaries or affiliates, as the case may be, and necessarily involve the use of Confidential Information (e.g., customer lists) prohibited under Section 8.1.  However, nothing in this Section 8.3 shall prohibit, regardless of the reason of the Executive’s termination, the Executive from soliciting electrical contracting services so long as none of such services is competitive with the energy/technology business of the Company.

The restrictions in this Section 8.3 shall not apply in the event that the Company terminates the Executive’s employment without Cause or the Executive terminates his employment for Good Reason.

8.4

No Soliciting of Employees.  The Executive agrees that during the Executive’s employment by the Company, and for a period of three (3) years after termination for any reason (the “Restricted Period”), the Executive shall not, directly or indirectly, either for himself or any other Person, contact or solicit to leave his or her employment or engagement with the Company, employ or otherwise engage, or identify for the purpose of being recruited for any other Person, any of the employees, consultants, agents or independent contractors of the Company and/or its subsidiaries or affiliates (for this purpose the terms “employees,” “consultants,” “agents,” and “independent contractors” of the Company shall include any persons having such status with regard to the Company or its subsidiaries or affiliates at any time during the twelve (12) months preceding any solicitation in question). The Company and the Executive acknowledge and agree that the Executive’s engaging in the solicitation of employees prohibited hereunder may disrupt, damage or impair the business of the Company and/or its subsidiaries or affiliates, and may necessarily involve the use of Confidential Information prohibited under Section 8.1.

The restrictions in this Section 8.4 shall not apply in the event that the Company terminates the Executive’s employment without Cause or the Executive terminates his employment for Good Reason.

8.5

No Unauthorized Use.  The Executive agrees that, in performing work for the Company and/or its subsidiaries and affiliates, Executive shall not knowingly use any trade secrets, confidential information or proprietary information obtained from third parties, including any former employer or any other organization or individual.  The Executive further agrees that the Executive shall not bring into the

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premises of the Company any unpublished documents or any other property belonging to any former employer or any other party to whom the Executive has an obligation of confidentiality, unless consented to in writing by such former employer or party.

8.6

Inventions.  The Executive agrees that any discoveries, inventions, creations or improvements of whatever nature (collectively “Inventions”) made or conceived by Executive, solely or jointly with others, after the Effective Date, that are made with the Company’s equipment, supplies, facilities, trade secrets, or time; or that relate, at the time of conception of or reduction to practice, to the business of the Company or the Company’s actual or demonstrably anticipated research or development; or that result from any work performed by the Executive for the Company after the Effective Date shall belong to the Company.  The Executive also agrees that the Company shall have the right to keep any such Inventions as trade secrets, if the Company so chooses.  In order to permit the Company to claim rights to which it may be entitled under this Section 8.6, the Executive agrees to disclose to the Company in confidence all Inventions that the Executive makes after the Effective Date, and all patent applications filed by the Executive within two (2) years after termination of his employment.  The Executive shall, at the Company’s cost and expense, assist the Company in obtaining patents on all Inventions deemed patentable by the Company in the United States and in all foreign countries and shall execute all documents and do all things necessary to obtain patents to vest the Company with full and exclusive titles thereto and to protect the same against infringement by others.  For the purposes of this Agreement, an Invention is deemed to have been made after the Effective Date if the Invention was conceived or first actually reduced to practice during that period, and the Executive agrees that any patent application filed within two (2) years after termination of his employment with the Company shall be presumed to relate to an Invention made during the term of the Executive’s employment unless the Executive can provide evidence to the contrary.  The parties acknowledge that as used in this Section 8.6, the term “Company” shall include Host, or any affiliate or subsidiary of the Company.

8.7

Tolling of Restricted Periods during Violations.   The Executive acknowledges and agrees that it is the intent of the parties that the Company should have the benefit of the restrictions in Section 8.2, 8.3,and8.4for the period following termination of his employment set forth in such Sections.  The running of the Restricted Period shall be tolled during any time of the Executive's violation of such restriction, and that time of violation shall be added to the end of the Restricted Period once the violation(s) cease, for the particular restriction that has been violated.  Therefore, the Executive acknowledges that if he violates the restrictions in Section 8.2, 8.3,or 8.4, the resulting tolling and extending of the Restricted Period would result in a Restricted Period, for the particular restriction that has been violated, of greater than two (2) years.

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9.

Remedies for Breach of Covenants in Section 8.  In addition to the rights and remedies provided in Section 10.10 and without waiving the same, if the Executive breaches any of the provisions of Section 8, the Company shall have the following rights and remedies, in addition to any others, each of which shall be independent of the other and severally enforceable:

(a)

The right and remedy to have such provisions specifically enforced by any court having equity jurisdiction together with an accounting for any benefit or gain by the Executive in connection with any such breach.  The Executive specifically acknowledges and agrees that any breach of the provisions of Section 8 may cause irreparable injury to the Company and that money damages may not provide an adequate remedy to the Company.

(b)

The right and remedy to require the Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits (hereinafter collectively referred to as the “Benefits”) derived or received, directly or indirectly, by the Executive as a result of any transactions constituting a breach of any of the provisions of Section 8, Executive hereby agreeing to account for and pay over the Benefits to the Company.

(c) The right to terminate the Executive’s employment pursuant to Section 7.1(b).

(d)

Upon discovery by the Company of a breach or threatened breach of Section 8, the right to immediately suspend payments to Executive under Section 7.2 and under Section 2(d) of the Merger Agreement, pending a resolution of the dispute.

(e)

If any covenant contained in Section 8 or any portion thereof is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants contained therein, which shall be given full effect, without regard to the invalid portions, and any court having jurisdiction shall reform the covenant to the extent necessary to cause the limitations contained therein as to time, geographical area and scope of activity to be restrained to be reasonable and to impose a restraint that is not greater than necessary to protect the goodwill and other business interest of the Company and to enforce the covenant as reformed.  The parties hereto intend to and hereby confer jurisdiction to enforce the covenants contained in Section 8 upon the courts of any state or other jurisdiction in which any alleged breach of any such covenant occurs.  If the courts of any of one or more of such states or other jurisdictions shall hold such covenants not wholly enforceable by reason of the scope thereof or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the Company’s right to the relief provided above in the courts of any other states or jurisdictions as to breaches of such covenants in such other respective

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states or jurisdictions, and the above covenants as they relate to each state or jurisdiction being, for this purpose, severable into diverse and independent covenants.

10.	General Provisions.

10.1

Entire Agreement.  This Agreement represents the entire agreement of the parties and supersedes any prior understandings, agreements or representations by and between the Company and the Executive with respect to the arrangements contemplated hereby.  No prior agreement, whether written or oral, shall be construed to change, amend, alter, repeal or invalidate this Agreement.  This Agreement may be amended only by a written instrument executed by both parties.

10.2

Waiver.  No consent to or waiver of any breach or default in the performance of any obligations under this Agreement shall be deemed or construed to be a consent to or waiver of any other breach or default in the performance of any of the same or any other obligations.  Failure on the part of either party to complain of any act or failure to act of the other party or to declare the other party in default, irrespective of the duration of such failure, shall not constitute a waiver of rights.  No waiver shall be effective unless it is in writing, executed by the party waiving the breach or default.

10.3

Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective successors and assigns and, in the case of the Executive, his heirs.  Neither the Executive nor the Company may assign or transfer any or all of their respective rights or obligations under this Agreement.   The Company agrees to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company as defined above and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

10.4

Severability.  In the event that any provision of this Agreement should be held unenforceable by a tribunal of competent jurisdiction, including an arbitrator or a court, such tribunal is hereby authorized to amend such provision so as to be enforceable to the fullest extent permitted by law, and all remaining provisions shall continue in full force without being impaired or invalidated in any way.

10.5

Governing Law.   This Agreement, the rights of the parties hereunder, and any and all claims arising from, or, in any way related to, this Agreement shall be governed, interpreted, construed and enforced in accordance with the laws of the State of Oklahoma.

	10.6	Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or three days after
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deposit in the United States Post Office, by registered or certified mail, postage prepaid, return receipt requested, addressed to the other party at the address shown above, or at such other address or addresses of which either party shall notify the other in accordance with this Section 10.6.

10.7

Counterparts.  This Agreement may be executed in counterparts, all of which together shall for all purposes constitute one Agreement, binding on each of the parties even if both parties may not have signed the same counterpart.

	10.8	Pronouns. In this Agreement, the use of any gender shall be deemed to include both genders, and the use of the singular shall include the plural, wherever it appears appropriate from the context.

10.9

Attorney Fees.  If any legal action or other proceeding, including arbitration, is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorney fees, court costs and all expenses even if not taxable as court costs, incurred in that action or proceeding, in addition to any other relief to which such party may be entitled.

	10.10	Arbitration.

(a)

Subject to the Company’s right to pursue injunctive relief or specific performance from a court of competent jurisdiction with respect to Section 8 or Section 9, any and every dispute of any nature whatsoever that may arise between the parties hereto, whether sounding in contract, statute, tort, fraud, misrepresentation, discrimination or any other legal theory, including but not limited to (i) any claims arising out of or relating to this Agreement, (ii) any claim arising out of the termination of Executive’s employment, or (iii) any claim for discrimination (e.g., sex, sexual harassment, race, national origin, age, religion or disability) or retaliation, whether statutory or otherwise (e.g., claims under the Fair Labor Standards Act, the Family and Medical Leave Act, Title VII of the Civil Rights Act of 1964 or any other similar federal, state or local law), shall be submitted to, and determined by, binding arbitration in accordance with the then-current commercial arbitration rules of the American Arbitration Association, to the extent such rules do not conflict with the provisions of this Section 10.10 or applicable law.

(b)

Should either party wish to initiate arbitration, the party must first notify the other party of the dispute in writing within a reasonable time after the occurrence, event, or alleged breach of this Agreement giving rise to the dispute, or within a reasonable time after the party in the exercise of due diligence became aware of the occurrence, event, or alleged breach, except that such notification must be given within 30 days in the event of termination for Cause under Section 7.1(b).  The arbitration shall be conducted by a single neutral arbitrator.  The parties shall endeavor to

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select a neutral arbitrator by mutual agreement.  If such agreement cannot be reached within 30 calendar days after a dispute has arisen which is to be decided by arbitration, any party or the parties jointly shall request the American Arbitration Association to submit to each party an identical panel of seven persons.  Alternate strikes shall be made to the panel, commencing with the party bringing the claim, until the name of one person remains, who shall be the neutral arbitrator.  The parties may, however, by mutual agreement, request the American Arbitration Association to submit additional panels of possible arbitrators.  The arbitrator shall have the power to determine all matters incident to the conduct of the arbitration, including without limitation all procedural and evidentiary matters and the scheduling of any hearing.  The award made by the arbitrator shall be final and binding upon the parties and the subject matter.  The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §§ 1‑16, and judgment upon the award of the arbitrator may be entered by any court having jurisdiction thereof.  Unless otherwise agreed by the parties, the arbitration shall be held in Oklahoma City, Oklahoma.

(c)

This Section 10.10 shall not prevent either party from seeking a temporary restraining order or preliminary injunctive relief from a court of competent jurisdiction in order to preserve its rights under this Agreement.  In the event a party seeks such injunctive relief pursuant to this Agreement, such action shall not constitute a waiver of the provisions of this Section 10.10, which shall continue to govern any and every dispute between the parties, including without limitation the right to damages, permanent injunctive relief and any other remedy, at law or in equity.

(d)

The Company and the Executive each waives any right to trial by jury of any dispute of any nature whatsoever that may arise between them, including, but not limited to, those disputes relating to or involving, in any way, the construction, performance or breach of this Agreement or any other agreement between the parties, notwithstanding any contrary provisions of any federal, state or local law, regulation or ordinance.

(e)

By execution of this Agreement, each of the parties acknowledges and agree that such party has had an opportunity to consult with legal counsel about the terms and provisions of this Agreement, including the provision in Section 10.10(d) above that each party knowingly and voluntarily waives any right to a trial by jury of any dispute pertaining to or relating in any way to the transactions contemplated by this Agreement.

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10.11

Indemnification.  Provided Executive is not in material default under this Agreement, the Company shall indemnify, defend and hold the Executive harmless to the maximum extent permitted by law for any losses, damages, liabilities, expenses (including legal fees and expenses), costs, or payments incurred by the Executive in connection with or as a result of the performance of his services in any authorized capacity on behalf of the Company or any Host Energy Management Division, as defined in the Merger Agreement, except to the extent any such losses, damages or the like are caused by the activities described in Section 7.1(b) or otherwise caused by Executive’s gross negligence or bad faith.  Further, if the Company or any Host Companies has at any time one or more liability insurance policies in effect which insures executive officers of the Company or any of the Host Companies for errors, omissions, or otherwise, then that policy or those policies shall be extended to cover the Executive.  The Company, for itself and its affiliates, does hereby agree and acknowledge that the indemnification provided for in this Section 10.11 is absolutely essential as a condition for the Executive to enter into this Agreement.  The Company agrees that the indemnification provided for in this Agreement is fair and reasonable, and the Company will never assert in any manner under any circumstances that any of these indemnification provisions are in any way unenforceable for any reason.

11.

Guaranty by Host America Corporation.  Host America Corporation hereby unconditionally and irrevocably guaranties to the Executive and his successors and assigns, as a primary obligor and not merely as a surety, the full and punctual payment of all sums now owing or that may in the future may be owing by the Company hereunder.  The Executive shall not be required to exhaust any right or remedy or take any action against the Company or any other person or entity to enforce such guaranty.

12.

Restrictive Covenant Agreement.    Should there be any conflict between the terms of this Agreement and that certain Restrictive Covenant Agreement among the Company, Host and Executive, the terms of the Restrictive Covenant Agreement shall govern.

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            In witness whereof, the parties have signed this Agreement as of the date written above.

EXECUTIVE	COMPANY

GLOBALNET ACQUISITION CORP.

/s/ Ronald Ray Sparks	By: /s/ Geoffrey Ramsey
Ronald Ray Sparks	Name: Geoffrey Ramsey
Title: President

By signing below, Host America Corporation is specifically obligating itself and agreeing to be bound by provisions of Sections 6.1 and 11 above.

HOST AMERICA CORPORATION

By: /s/ Geoffrey Ramsey
Name: Geoffrey Ramsey
Title: Its President

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